EXHIBIT 21.1
                      GENESIS ENERGY, L.P.
                 Subsidiaries of the Registrant



Genesis Crude Oil, L.P. - Delaware limited partnership (80.01% general partner interest owned by Genesis Energy, L.P.)

Genesis Pipeline Texas, L.P. - Delaware limited partnership (100% limited partner interest owned by Genesis Crude Oil, L.P.)

Genesis Pipeline USA, L.P. - Delaware limited partnership (100% limited partner interest owned by Genesis Crude Oil, L.P.)